Exhibit 99.1

SailPoint Announces Fourth Quarter and Full Year 2019 Financial Results

•	Fourth quarter and full year 2019 total revenue of $89.0 million and $288.5 million, up 10% and 16% year-over-year, respectively
•	Fourth quarter and full year 2019 subscription revenue of $40.5 million and $143.4 million, up 37% and 38% year-over-year, respectively

AUSTIN, February 24, 2020 – SailPoint Technologies Holdings, Inc. (NYSE: SAIL), the leader in enterprise identity governance, today announced financial results for the fourth quarter and full year ended December 31, 2019.

“SailPoint finished 2019 with a strong fourth quarter, exceeding our revenue expectations, driven by customers’ growing recognition that they need a modern identity governance solution, like the SailPoint Predictive Identity platform, that simplifies governance of on-premise and cloud applications,” said Mark McClain, SailPoint CEO and Co-founder.

“In 2020, we are accelerating the pace of innovation in the identity governance market with Predictive Identity, making SailPoint the most powerful and intuitive approach to IGA for enterprise customers. And we are very excited about the new cloud governance capabilities that we are bringing to market this quarter, delivering critical new capabilities to both new and existing SailPoint customers.”

Financial Highlights for Fourth Quarter 2019:

•

Revenue: Total revenue was $89.0 million, a 10% increase over Q4 2018. Subscription revenue was $40.5 million, a 37% increase over Q4 2018. License revenue was $38.0 million, a 6% decrease from Q4 2018. Services and other revenue was $10.6 million, consistent with Q4 2018.

•	Operating Income: Income from operations was $6.0 million compared to $11.2 million in Q4 2018. Non-GAAP income from operations was $15.2 million compared to $18.4 million in Q4 2018.

•

Net Income: Net income was $5.4 million compared to $5.1 million in Q4 2018. Net income available to common stockholders per diluted share was $0.06, consistent with Q4 2018. Non-GAAP net income was $13.3 million compared to $13.4 million in Q4 2018. Non-GAAP net income per diluted share was $0.15, consistent with Q4 2018.

Financial Highlights for Full Year 2019:

•

Revenue: Total revenue was $288.5 million, a 16% increase year-over-year. Subscription revenue was $143.4 million, a 38% increase year-over-year. License revenue was $102.8 million, a 2% decrease year-over-year. Services and other revenue was $42.3 million, a 6% increase year-over-year.

•

Operating Income (Loss): Loss from operations was $9.4 million compared to income from operations of $10.9 million in 2018. Non-GAAP income from operations was $23.2 million, compared to $38.9 million in 2018.

•

Net Income (Loss): Net loss was $8.5 million compared to net income of $3.7 million in 2018. Net loss available to common stockholders per diluted share was $0.10 compared to net income available to common stockholders per diluted share of $0.04 in 2018. Non-GAAP net income was $18.5 million compared to $26.6 million in 2018. Non-GAAP net income per diluted share was $0.20 compared to $0.30 in 2018.

The tables included in this press release present a reconciliation of non-GAAP income from operations to GAAP income (loss) from operations, non-GAAP net income to GAAP net income (loss) and non-GAAP to GAAP weighted average outstanding common shares for the three months and year ended December 31, 2019 and 2018. An explanation of these measures is also included below under the heading "Non-GAAP Financial Measures."

Financial Outlook:

“We saw strong sales momentum in the fourth quarter, with SaaS bookings coming in ahead of our expectations,” said Jason Ream, SailPoint CFO. “Based on the market demand that we are seeing, our expectation is that the shift in our business towards SaaS, which has been underway for several years, will accelerate in 2020.”

For the first quarter of 2020, SailPoint expects:

•	Revenue in the range of $71.0 million to $72.0 million
•	Non-GAAP loss from operations in the range of $4.5 million to $3.5 million
•

Non-GAAP net loss per basic and diluted common share in the range of $0.03 to $0.02, based on estimated non-GAAP income tax benefit of $0.6 million and 90.0 million basic and diluted common shares outstanding. Expectations of non-GAAP loss from operations and non-GAAP net loss per basic and diluted common share exclude items outlined in the “Non-GAAP Financial Measures” section below.

For the full year 2020, SailPoint expects:

•	Revenue in the range of $320.0 million to $325.0 million
•	Breakeven non-GAAP income (loss) from operations
•

Non-GAAP net income per diluted common share in the range of $0.02 to $0.03, based on estimated non-GAAP income tax expense of $1.0 million and 93.0 million diluted common shares outstanding. Expectations of non-GAAP income from operations and non-GAAP net income per basic and diluted common share exclude items outlined in the “Non-GAAP Financial Measures” section below.

These statements regarding SailPoint’s expectations of its financial outlook are forward-looking and actual results may differ materially. Refer to “Forward-Looking Statements” below for information on the factors that could cause its actual results to differ materially from these forward-looking statements.

All of SailPoint’s forward-looking non-GAAP financial measures exclude estimates for stock-based compensation expense and amortization of acquired intangibles as well as acquisition related costs and severance of certain key executives, if applicable. SailPoint has not reconciled its expectations as to non-GAAP income (loss) from operations and non-GAAP net income (loss) per basic and diluted common shares to their most directly comparable GAAP measure due to the high variability and difficulty in making accurate forecasts and projections, particularly with respect to stock-based compensation expense. Stock-based compensation expense is affected by future hiring, turnover, and retention needs, as well as the future fair market value of our common stock, all of which are difficult to predict and subject to change. The actual amount of the excluded stock-based compensation expense will have a significant impact on SailPoint’s GAAP income (loss) from operations and GAAP net income (loss) per basic and diluted common share. Accordingly, reconciliations of our forward-looking non-GAAP income (loss) from operations and non-GAAP net income (loss) per basic and diluted common shares are not available without unreasonable effort.

Conference Call and Webcast:

SailPoint will host a conference call today, February 24, 2020, at 5:00 p.m. Eastern Time to discuss its fourth quarter and full year 2019 financial results. The dial-in number will be 877-407-0792 or 201-689-8263. Additionally, a live webcast of the conference call will be available on SailPoint’s website at https://investors.sailpoint.com.

Following the conference call, a replay will be available until midnight on March 9, 2020. The replay dial-in number will be 844-512-2921 or 412-317-6671, using the replay pin number: 13697814. An archived webcast of the call will also be available at https://investors.sailpoint.com.

Non-GAAP Financial Measures:

In addition to SailPoint’s financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), this press release includes certain non-GAAP financial measures to clarify and enhance investors’ understanding of SailPoint’s past performance and future prospects. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flow that includes or excludes amounts that are included or excluded from the most directly comparable measure calculated and presented in accordance with GAAP. SailPoint’s management believes the non-GAAP financial measures described below are helpful to investors because they provide an additional tool to use in evaluating SailPoint’s financial and business trends and operating results and because they facilitate comparisons of SailPoint’s core operating results from period to period. In addition, SailPoint’s management uses non-GAAP income (loss) from operations for budgeting and planning purposes, including with respect to its corporate bonus plan.

Our non-GAAP financial measures are adjusted for the following factors:

Stock-based compensation expense. We exclude stock-based compensation expense because of varying available valuation methodologies, the use of assumptions and the variety of equity instruments that can impact our non-cash expense. We believe that providing non-GAAP financial measures that exclude stock-based compensation expense allows for more meaningful comparisons between our operating results from period to period.

Amortization of acquired intangible assets. We believe that excluding the impact of amortization of acquired intangible assets allows for more meaningful comparisons between operating results from period to period as the intangible assets are valued at the time of acquisition and are amortized over the useful life, which can be several years after the acquisition.

Amortization of debt discount and issuance costs. The expense for the amortization of debt discount and debt issuance costs, which relate to the Company’s credit agreement (which is undrawn) and the convertible senior notes issued in 2019, is a non-cash item, and we believe the exclusion of this interest expense provides a more useful comparison of our operational performance from period to period.

Acquisition related costs, severance of certain key executives and expenses related to call protection on early payment of debt. We exclude these expenses since they are unrelated to our current operations and are not comparable to the prior period nor indicative of future results.

SailPoint’s non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry because they may calculate non-GAAP financial results differently. In addition, there are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and exclude expenses that may have a material impact on our reported financial results. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. SailPoint urges you to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate its business.

Non-GAAP income from operations.  SailPoint believes that the use of non-GAAP income from operations is helpful to our investors to clarify and enhance their understanding of past performance and future prospects. Non-GAAP income from operations is calculated as income (loss) from operations on a GAAP basis excluding (i) stock-based compensation expense, (ii) amortization of acquired intangibles, (iii) acquisition related costs and (iv) severance expense of certain key executives.

Non-GAAP net income and non-GAAP net income available to common stockholders per basic and diluted share.  SailPoint believes that the use of non-GAAP net income and non-GAAP net income available to common stockholders per basic and diluted share is helpful to our investors to clarify and enhance their understanding of past performance and future prospects. Non-GAAP net income is calculated as net income (loss) on a GAAP basis (a) excluding (i) stock-based compensation expense, (ii) amortization of acquired intangibles, (iii) amortization of debt discount and issuance costs, (iv) expenses related to call protection on early payment of debt, (v) acquisition related costs and (vi) severance expense of certain key executives and (b) adjusted for the effect of income taxes associated with such non-GAAP adjustments. SailPoint defines non-GAAP net income available to common stockholders per basic and diluted share as non-GAAP net income divided by the non-GAAP weighted average outstanding common shares.

In previously reported non-GAAP net income (loss), GAAP income tax expense (benefit) was added back and cash paid (refunded) for income taxes was deducted from the GAAP net income (loss) to derive non-GAAP net income (loss). During the second quarter of 2019, we modified our methodology to reflect the income tax impact of non-GAAP income (loss) adjustments. Correspondingly, SailPoint revised the previously presented comparative periods to align with this revised methodology. SailPoint revised its presentation of non-GAAP net income (loss) to include the effect of income taxes associated with the non-GAAP adjustments, calculated using an estimated effective income tax rate that is commensurate with our non-GAAP pre-tax income (loss). The non-GAAP effective income tax rate is adjusted from the GAAP effective income tax rate to reflect the impact of non-GAAP income (loss) adjustments, which include stock-based compensation expense, amortization of acquired intangible assets, amortization of debt discount and issuance costs, expenses related to call protection on early payment of debt, acquisition related costs and severance expense of certain key executives. Due to the differences described, the non-GAAP estimated income taxes may differ from GAAP estimated income taxes and actual tax liabilities. Estimated income taxes and tax liabilities reflect currently available information, as well as other factors and assumptions, including current operating structure, existing tax positions in various jurisdictions and key tax legislation in jurisdictions where SailPoint currently operates. Non-GAAP estimated income taxes may change for a variety of reasons, including global tax environment, significant changes to geographic earnings mix, acquisitions, or other changes to SailPoint’s strategy or business operations. SailPoint re-evaluates its non-GAAP estimated income taxes at least annually, or more frequently if significant events occur, which may materially impact our non-GAAP income tax calculation.

The accompanying tables have more details on the reconciliations of non-GAAP financial measures to their nearest comparable GAAP measures.

Forward-Looking Statements:

This press release and statements made during the above referenced conference call may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including regarding our strategy, future operations, financial position, prospects, plans and objectives of management, growth rate and its expectations regarding future revenue, operating income or loss or earnings or loss per share. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “will be,” “will likely result,” “should,” “expects,” “plans,” “anticipates,” “could,” “would,” “foresees,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “outlook” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements are not guarantees of future performance, but are based on management's current expectations, assumptions and beliefs concerning future developments and their potential effect on us, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Our expectations expressed or implied in these forward-looking statements may not turn out to be correct. Our results could be materially different from our expectations because of various risks.

Important factors, some of which are beyond our control, that could cause actual results to differ materially from our historical results or those expressed or implied by these forward-looking statements include the following: our ability to attract and retain customers, including larger organizations; our ability to deepen our relationships with existing customers; our expectations regarding our customer growth rate; our business plan and beliefs and objectives for future operations; an increased focus in our business from selling licenses to selling subscriptions; trends associated with our industry and potential market; benefits associated with use of our platform and services; our ability to develop or acquire new solutions, improve our platform and solutions and increase the value of our platform and solutions; our ability to compete successfully against current and future competitors; our ability to further develop strategic relationships; our ability to achieve positive returns on investments; our plans to acquire and integrate complementary businesses, products or technology; our plans to further invest in and grow our business, and our ability to effectively manage our growth and associated investments; our ability to timely and effectively scale and adapt our existing technology, our ability to increase our revenue, our revenue growth rate and gross margin; our ability to generate sufficient revenue to achieve and sustain profitability; our future financial performance, including trends in revenue, cost of revenue, operating expenses, other income and expenses, income taxes, billings and customers; the sufficiency of our cash and cash equivalents and cash generated from operations to meet our working capital and capital expenditure requirements; our ability to raise capital and the loans of those financings; our ability to service the interest on our convertible notes and repay such notes with cash (which could adversely affect liquidity) or common stock (which would cause dilution to our existing shareholders), to the extent required; our ability to attract, train and retain qualified employees and key personnel; our ability to maintain and benefit from our corporate culture; our ability to successfully identify, acquire and integrate companies and assets; our ability to successfully enter new markets and manage our international expansion; and our ability to maintain, protect and enhance our intellectual property and not infringe upon others’ intellectual property. More information on these risks and other potential factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

About SailPoint

SailPoint, the leader in identity management, delivers an innovative approach to securing access across the enterprise with the SailPoint Predictive IdentityTM platform. With SailPoint, enterprises can ensure that everyone and everything has the exact access they need, exactly when they need it, intuitively and automatically. Powered by patented Artificial Intelligence (AI) and Machine Learning (ML) technologies, the SailPoint Predictive Identity platform is designed to securely accelerate the business while delivering adaptive security, continuous compliance and improved business efficiency. As an identity pioneer and market leader serving some of the world’s most prominent global companies, SailPoint consistently pushes the industry to rethink identity to the benefit of their customers’ dynamic business needs.

Stay up-to-date on SailPoint by following us on Twitter and LinkedIn and by subscribing to the SailPoint blog.

Investor Relations

Brian Denyeau

ICR for SailPoint

investor@sailpoint.com

512-664-8916

Media Relations

Jessica Sutera

Jessica.Sutera@sailpoint.com

978-278-5411

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
	(In thousands, except per share data)
Revenue
Licenses	$37,973	$40,549	$102,800	$105,000
Subscription	40,461	29,502	143,390	104,033
Services and other	10,565	10,537	42,325	39,887
Total revenue	88,999	80,588	288,515	248,920
Cost of revenue
Licenses (1)	1,082	1,091	4,239	4,634
Subscription (1) (2)	7,887	5,905	26,877	20,734
Services and other (2)	8,998	7,514	34,359	29,302
Total cost of revenue	17,967	14,510	65,475	54,670
Gross profit	71,032	66,078	223,040	194,250
Operating expenses
Research and development (1) (2)	15,802	11,803	56,120	43,154
General and administrative (2)	11,997	10,618	39,816	34,781
Sales and marketing (1) (2)	37,239	32,468	136,537	105,402
Total operating expenses	65,038	54,889	232,473	183,337
Income (loss) from operations	5,994	11,189	(9,433)	10,913
Other expense, net:
Interest expense, net	(2,855)	(527)	(2,573)	(4,707)
Other, net	(64)	(342)	(1,082)	(1,446)
Total other expense, net	(2,919)	(869)	(3,655)	(6,153)
Income (loss) before income taxes	3,075	10,320	(13,088)	4,760
Income tax (expense) benefit	2,344	(5,177)	4,588	(1,090)
Net income (loss)	$5,419	$5,143	$(8,500)	$3,670
Net income (loss) available to common stockholders	$5,419	$5,103	$(8,500)	$3,641
Net income (loss) per share
Basic	$0.06	$0.06	$(0.10)	$0.04
Diluted	$0.06	$0.06	$(0.10)	$0.04
Weighted average shares outstanding
Basic	89,403	87,171	88,907	86,495
Diluted	91,022	90,235	88,907	90,003

(1)	Includes amortization of acquired intangibles as follows:

	Three Months Ended		Year Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
	(In thousands)
Cost of revenue - license	$1,008	$1,008	$4,032	$4,032
Cost of revenue - subscription	788	96	1,076	384
Research and development	170	34	647	136
Sales and marketing	1,069	1,069	4,273	4,273
Total amortization of acquired intangibles	$3,035	$2,207	$10,028	$8,825

(2)	Includes stock-based compensation expense and the related employer payroll tax expense as follows:

	Three Months Ended		Year Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
	(In thousands)
Cost of revenue – subscription	$316	$291	$1,170	$956
Cost of revenue – services and other	328	404	1,450	1,528
Research and development	875	892	3,586	3,043
General and administrative	1,301	1,843	6,062	7,833
Sales and marketing	1,904	1,526	6,876	5,849
Total stock-based compensation expense	$4,724	$4,956	$19,144	$19,209

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2019	2018
	(In thousands, except per share data)
Assets
Current assets
Cash and cash equivalents	$443,795	$70,964
Restricted cash	6,325	6,272
Accounts receivable	106,428	101,469
Prepayments and other current assets	27,870	21,850
Total current assets	584,418	200,555
Property and equipment, net	21,300	19,268
Right-of-use assets, net	31,104	—
Other non-current assets	30,554	20,374
Goodwill	241,051	219,377
Intangible assets, net	81,651	74,860
Total assets	$990,078	$534,434
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,224	$4,636
Accrued expenses and other liabilities	40,214	21,731
Income taxes payable	1,994	2,143
Deferred revenue	127,132	95,919
Total current liabilities	172,564	124,429
Deferred tax liability - non-current	8,900	4,142
Convertible senior notes, net	309,051	—
Long-term operating lease liabilities	38,035	9,788
Other long-term liabilities	2,500	—
Deferred revenue - non-current	24,901	18,382
Total liabilities	555,951	156,741
Commitments and contingencies
Stockholders’ equity
Common stock, $0.0001 par value	9	9
Preferred stock, $0.0001 par value	—	—
Additional paid in capital	442,407	377,473
(Accumulated deficit) retained earnings	(8,289)	211
Total stockholders' equity	434,127	377,693
Total liabilities and stockholders’ equity	$990,078	$534,434

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31, 2019	December 31, 2018
	(In thousands)
Operating activities
Net income (loss)	$(8,500)	$3,670
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	14,992	10,736
Amortization of debt discount and issuance costs	4,691	238
Amortization of contract acquisition costs	10,130	7,753
Loss on modification and extinguishment of debt	—	1,848
Gain on disposal of fixed assets	(4)	(20)
Bad debt expense	178	2,332
Stock-based compensation expense	18,714	18,975
Operating leases, net	477	—
Deferred taxes	(7,268)	(1,280)
Net changes in operating assets and liabilities, net of assets acquired and liabilities assumed in business acquisitions
Accounts receivable	(5,072)	(31,249)
Prepayments and other current assets	(16,035)	(13,742)
Other non-current assets	(9,485)	(3,599)
Accounts payable	(1,630)	2,406
Accrued expenses and other liabilities	11,786	(882)
Income taxes	(149)	455
Deferred revenue	37,266	39,899
Net cash provided by operating activities	50,091	37,540
Investing activities
Purchase of property and equipment	(6,173)	(8,389)
Proceeds from sale of property and equipment	39	33
Purchase of intangibles	(379)	(2,500)
Business acquisitions, net of cash acquired	(32,393)	—
Net cash used in investing activities	(38,906)	(10,856)
Financing activities
Payment of debt issuance costs	(9,572)	—
Proceeds from issuance of convertible senior notes	400,000	—
Purchases of capped calls	(37,080)	—
Repayment of debt	—	(70,000)
Prepayment penalty and fees	—	(387)
Proceeds from issuance of equity	5,649	3,351
Taxes associated with net issuances of shares upon vesting of restricted stock units	(351)	(348)
Exercise of stock options	3,053	1,809
Net cash provided by (used in) financing activities	361,699	(65,575)
Net increase (decrease) in cash, cash equivalents and restricted cash	372,884	(38,891)
Cash, cash equivalents and restricted cash, beginning of period	77,236	116,127
Cash, cash equivalents and restricted cash, end of period	$450,120	$77,236

RECONCILIATION OF NON-GAAP INCOME FROM OPERATIONS

	Three Months Ended		Year Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
	(In thousands)
Income (loss) from operations on a GAAP basis	$5,994	$11,189	$(9,433)	$10,913
Add back:
Stock-based compensation expense (1)	4,724	4,956	19,144	19,209
Amortization of acquired intangibles	3,035	2,207	10,028	8,825
Acquisition related costs (2)	214	—	1,024	—
Severance expense of certain key executives (3)	1,277	—	2,403	—
Non-GAAP income from operations	$15,244	$18,352	$23,166	$38,947
(1)	Stock-based compensation expense includes employer related payroll tax expense.
(2)	Acquisition related costs are one-time, non‐recurring acquisition transaction costs, which include legal, accounting and consulting professional service fees.
(3)	Severance expense of certain key executives includes employer related payroll tax expense.

RECONCILIATION OF NON-GAAP NET INCOME

	Three Months Ended		Year Ended
	December 31, 2019	December 31, 2018 (1)	December 31, 2019 (1)	December 31, 2018 (1)
	(In thousands, except per share data)
Net income (loss) on a GAAP basis	$5,419	$5,143	$(8,500)	$3,670
Add back:
Stock-based compensation expense (2)	4,724	4,956	19,144	19,209
Amortization of acquired intangibles	3,035	2,207	10,028	8,825
Amortization of debt discount and issuance costs (3)	4,315	330	4,691	2,086
Expenses related to call protection on early payment of debt	—	87	—	387
Acquisition related costs (4)	214	—	1,024	—
Severance expense of certain key executives (5)	1,277	—	2,403	—
Effect of income taxes associated with the above adjustments (6)	(5,639)	652	(10,329)	(7,591)
Non-GAAP net income	$13,345	$13,375	$18,461	$26,586
Non-GAAP net income per common share
Basic	$0.15	$0.15	$0.21	$0.31
Diluted	$0.15	$0.15	$0.20	$0.30
Non-GAAP weighted average outstanding common shares
Basic	89,403	87,171	88,907	86,495
Diluted	91,022	90,235	90,840	90,003

(1)

Beginning Q2 2019, we modified our methodology to reflect the income tax impact of non-GAAP income adjustments. Comparative historical period amounts have been revised to conform to the current period methodology. For more information regarding the calculation revision, see the section under the heading “Non-GAAP Financial Measures.”

(2)	Stock-based compensation expense includes employer related payroll tax expense.
(3)

Amortization of debt discount and issuance costs includes approximately $3.9 million and $4.2 million of debt discount related to the issuance and sale of the convertible senior notes for the three months and year ended December 31, 2019, respectively. For the year ended December 31, 2018, this includes approximately $1.8 million of loss on the modification and partial extinguishment of debt.

(4)	Acquisition related costs are one-time, non‐recurring acquisition transaction costs, which include legal, accounting and consulting professional service fees.
(5)	Severance expense of certain key executives includes employer related payroll tax expense.
(6)

As discussed in “Non-GAAP Financial Measures,” effect of income taxes associated with the adjustments in non-GAAP income relates to the impact of non-GAAP income adjustments including stock-based compensation expense, amortization of acquired intangible assets, amortization of debt discount and issuance costs, expenses related to call protection on early payment of debt, acquisition related costs and severance expense of certain key executives. The GAAP effective tax rates were 35.1% and 22.9% for the years ended December 31, 2019 and 2018, respectively, compared to non-GAAP effective tax rate for the years ended December 31, 2019 and 2018 of 23.7% and 24.6%, respectively.

RECONCILIATION OF NON-GAAP WEIGHTED AVERAGE OUTSTANDING COMMON SHARES

	Three Months Ended		Year Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
	(In thousands)
Weighted average outstanding shares used to compute net income (loss) per share available to common stockholders, basic and diluted, on a GAAP basis
Basic	89,403	87,171	88,907	86,495
Diluted	91,022	90,235	88,907	90,003
Non-GAAP weighted average outstanding common shares
Basic	89,403	87,171	88,907	86,495
Effect of potentially dilutive securities	1,619	3,064	1,933	3,508
Diluted	91,022	90,235	90,840	90,003